Exhibit 99.1

Open Access Products

As of September 30, 2004, approximately 70% of WellPoint’s medical members were enrolled in PPOs or other open access products and approximately 30% were enrolled in HMO products.  Approximately 1.3 million HMO members were enrolled in state-sponsored medical programs (such as Medicaid or Healthy Families) as of September 30, 2004.  Excluding such members, approximately 23% of WellPoint’s medical members were enrolled in HMO products as of September 30, 2004.

Diverse Customer Base – September 30, 2004 Enrollment

6,482,000 Large Group ASO members (including 1.1 million network access members and 1.3 million Blue Card “host” members)

4,172,000 Large Group Insured members

1,577,000 Individual members

1,456,000 Small Group members

813,000 Medi-Cal (California Medicaid) members

669,000 Other State-Sponsored Program members

457,000 Senior members

Blue Card Program

As of September 30, 2004, WellPoint had approximately 1.2 million Blue Card home and approximately 1.3 million Blue Card host members.  Home members are members using the Blue Card system who are employed by companies that have purchased Blue Cross and/or Blue Shield coverage from a WellPoint subsidiary.  Host members are members who reside in a state in which a WellPoint subsidiary is the Blue Cross and/or Blue Shield licensee and who are covered under an employer-sponsored health plan issued by a non-WellPoint controlled Blue Cross and/or Blue Shield licensee.

Specialty Products

For the nine months ended September 30, 2004, net income for the Company’s Specialty segment composed 14% and net income for the Company’s Health Care segment composed 86% of the Company’s net income for the Company’s Health Care and Specialty segments combined.